EXHIBIT B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2018

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	001-35763	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5379 Lyons Road, Coconut Creek, FL 33073

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

———————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Information.

The Board of Directors of DS HEALTHCARE GROUP, INC. hereby REJECTS the Offer to Purchase for Cash All Shares of Common Stock of DS HEALTHCARE GROUP, INC. at $0.07 NET PER SHARE tendered by Fernando Tamez Gueterez pursuant to the Offer to Purchase dated April 30, 2018 by MEDILOGISTICS CORP., A WHOLLY-OWNED SUBSIDIARY OF MEDILOGISTICS LLC for the following reasons:

1.)

While accepting the position of acting COO and then official COO, Mr Tamez did not disclose that he had a financial interest in the DS Healthcare Group distributor in Spain (DS Iberia). He was COO of DS Healthcare Group while owning an interest in the customer he was selling to. This establishment has put DS Iberia in a position of owing DS Healthcare more than USD700,000 exceeding 90 days.The Board intends to review this situation for possible conflict of interest. As a result, DS Iberia has failed to function as a stable distributor due to its performance failure. At present, the distributor in Spain is significantly delinquent in paying our invoices for product of over $200,000.

2.)

The agreements between Daniel Khesin as CEO of DS Healthcare Group and Fernando Tamez in 2011 and 2012 in which Khesin awarded money and shares over the next five years did not seem to be ratified by a full legitamite Board of Directors. These are the Share Exchange Agreement and the Performance Agreement. The Board of DS Healthcare Group intends to review these agreements and awards for their legality. Furthermore, when Fernando Tamez approached Directors Robert Bellaflores and Myron Lewis to settle his claims by issuing shares, he negotiated to receive shares at USD0.08. Out of goodwill and good faith that Fernando was looking out for DSH by trying to reduce liabilities, the directors issued those shares. The current Board has decided to review the award of those shares for conflict of interest because Fernando Tamez has asked for those shares primarily to do a hostile tender offer against DSH as well as the Board.

3.)

Based on the Joint Venture between DS Healthcare Group, Inc. and EverCare Prohealth Technologies, LTD of February 8, 2017, sales made by DS Healthcare Group were to pay a royalty. Divine Skin Laboratories S.A. De C.V (DS Mexico) did not pay any royalties directly or indirectly to EverCare for its sales. As a result, DS Healthcare Group must pay the Sixty Thousand Dollars.

4.)

Based on the Addendum to the Joint Venture dated August 7, 2017, which was signed by Fernando Tamez, Mr. Tamez was to be given 48% of Divine Skin Laboratories S.A. De C.V from DS Healthcare for essentially no cost. Mr Tamez said it would cost $190K in Mexican taxes. As a result he agreed to issue the shares from DS Mexico. His excuse for not issuing DS Healthcare its 51% was that he was waitng for the DS Healthcare Group Board to give permission. But permission was already given when the DS Healthcare Group Board approved the Addendum.

5.)

The Addendum to the Joint Venture dated August 7, 2017 which Mr. Tamez signed, also stated that DS Mexico would be given a license to manufacture as well as distribute DS Healthcare products. When presented with the license which called for a five percent royalty on sales in exchange for an exclusive territory of Mexico, South America and Europe, Mr. Tamez did not sign. Yet he proceeded to manufacture DS Healthcare products. For DS Mexico, being operated by Fernando Tamez (Chairman), DS Healthcare as the majority shareholder considers the tender offer as hostile and therefore Divine Skin Laboratories S.A. De C.V. will no longer be allowed to manufacture DS Laboratories Brand products including Polaris Brand. Divine Skin Laboratories S.A. De C.V. also has not paid DS Healthcare any royalties.

6.)

Based on his filing, Fernando Tamez rejected the offer of returning all of DSMexico to him made by Chairman Myron Lewis, a rejection which Mr. Lewis never received. The Board will review and may plan to sell all of its majority stake in DS Mexico to a third party in order to consolidate its business and capital.

7.)

The Board, as part of ongoing review, may attempt to reach out to former directors, officers, employees and affiliates for more information related to DS Healthcare and DS Mexico.

A New Business Model

DS Healthcare is going to centralize its operations by taking control of manufacturing in North America, Latin America and Europe. The reason is DSH has not seen any benefit from the decentralization strategy with the present two entities. Based on the centralized operations, DS Healthcare will immediate resume control of its territories.

The manufacturing licensing to the two entities will be terminated with immediate effect. The licensing to DS Mexico and Fernando Tamez is terminated because of the conflict of interest to DS Healthcare on the recent hostile tender offer and because of DS Mexico not signing the License Agreement.

Due to the new business model that DSH is implementing, a reduction in operating cost by more than 50 percent will occur. DSH will also explore ways to retrieve the current receivables as quickly as possible that includes DS Iberia which is well more than 90 days overdue.

1.

A distribution discussion has been established with a well financed distributor with a commitment of $250,000 initial order and a further forecasted order of $250,00 for North America which represents half a million dollars for the rest of this year. This comes with a purchase forecast of $500,000 in 2018, $2 million in 2019 and $4 million in 2020 and at least $5 million per year thereafter.

2.

An E-Commerce Alliance is being formed betweenDS Healthcare and EverCare Prohealth Technologies to operate DS Laboratories website and the E-Commerce. The parties will share the profits. Territories other than North America will be authorized later.

3.

For DS Mexico, Fernando Tamez has projected 4 to 5 million dollars in annual sales. Therefore, DSH being the majority shareholder of DSM, this sale forecast has a significant impact to DSH and its shareholders.

4.

With this re-structuring of business focus and the resuming of the E-Commerce business, we are anticipating revenue as follows:

2018 Revenue of $500,000

2019 Revenue of $3 Million

2020 Revenue of $5 Million

5.

As a result of the events of early 2016 and the decline of the DS Healthcare operation and the incurring of significant legal fees, DS Healthcare has filed lawsuits against three law firms. These suits are ongoing and the Company expects a significant amount of money from their conclusion.

Myron Lewis has been a member of the Board of Directors from May of 2016 until the present. As Lead Independent Director and Chairman of the Board, Mr. Lewis has worked with the Board members, officers of the Company, management, and attorneys to resolve and reduce many of the liabilities that were incurred by DS Healthcare to the current level estimated to be under two Million dollars. In the opinion of the Board of Directors, the current position of DS Healthcare is now quantifiable. Therefore the Board believes, based on the implementation of the new business model, that with the centralization of all of DS Healthcare territories, by the end of 2019, DS Healthcare should return to profitability.

Forward-looking statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing and marketing products, intense competition, and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: May 7, 2018	By:	/s/ Myron Lewis
Myron Lewis
Chairman of the Board

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2018

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	001-35763	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5379 Lyons Road, Coconut Creek, FL 33073

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

———————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

In a resolution of the Board of Directors on May 10, 2018, and by virtue of Article 4.06 of the Company's By-Laws, the Board granted restricted shares to the Directors in an amount reflected in the Directors’ forthcoming Form 3 filings.  By accepting shares in lieu of cash, the Board expressed its belief in the future of the company.  The board has taken on an enormous amount of work and responsibility to bring this company to profitability and bring back shareholder value. It rejects as false the claims by previous management in its press releases. Upon information and belief, the previous management intends to take the company private if it succeeds in its tender offer.

Because of a subsidiary's failure to live up to the Board approved Addendum to the Joint Venture of Feb. 2017, and the inability of the North American entity to raise investment capital due to the continued presence of former CEO Daniel Khesin as “Founder” in the parent DS Healthcare, the Board has decided to centralize operations by outsourcing its manufacturing and establishing a partnership for E-Commerce.  The E-commerce partner will pay all expenses involved with e-commerce including manufacturing, storage rent and E-commerce website and platform expenses and will give DS Healthcare half the profit.  DS Healthcare is also about to sign a well-financed distributor for exclusive distribution in North America.  DS Healthcare is also considering finding a new distributor in Europe as its present distributor has defaulted on its contract by failing to pay over USD200,000 it owes DS Healthcare for product.  DS also has information that that the Europe distributor may be engaging in improper cross-territorial sales.

The Board hopes that the reduction in expenses and the return of North American and E-commerce sales will improve cash flow significantly and head it toward solvency by the end of 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: May 21, 2018	By:	/s/ Myron Lewis
Myron Lewis
Chairman of the Board